                                                                   EXHIBIT L(1)

                                                  January 23, 2004

Salomon Brothers Capital and Income Fund Inc.
125 Broad Street
New York, New York 10004


Ladies and Gentlemen:

     We have acted as counsel to Salomon Brothers Capital and Income Fund Inc., a closed-end investment company organized as a Maryland corporation (the "Company"), in connection with the Registration Statement on Form N-2, File Nos. 333-110512 and 811-21467 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and the Investment Company Act of 1940, as amended, relating to the issuance by the Company of up to 60,000,000 shares of Common Stock, par value $0.001 per share (together with any additional shares of such stock that may be issued by the Company pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act) in connection with the offering described in the Registration Statement, the "Shares").

     We have examined the Registration Statement and a specimen share certificate, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

Salomon Brothers Capital and               -2-                  January 23, 2004
Income Fund Inc.

     In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (1) when the Board of Directors of the Company (the "Board") has taken all necessary corporate action to authorize and approve the issuance of the Shares, and (2) upon payment and delivery in accordance with the applicable definitive underwriting agreement approved by the Board, the Shares will be validly issued, fully paid and nonassessable.

     Insofar as the opinion expressed herein relates to or is dependent upon matters governed by the law of the State of Maryland, we have relied upon the opinion of Piper Rudnick LLP dated the date hereof.

     We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York and, to the extent set forth herein, the law of the State of Maryland.

     We hereby consent to the filing of this opinion letter as Exhibit (L)(1) to the Registration Statement and to the use of our name under the caption "Legal Opinions" in the Prospectus included in the Registration Statement.

                                         Very truly yours,

                                         /s/ Simpson Thacher & Bartlett LLP

                                         SIMPSON THACHER & BARTLETT LLP